Exhibit 10(cccc)

EXTENSION AND FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is entered into as of November 15, 2008, by and between Sonya Valentina LLC, a Delaware limited liability company ("Landlord") and North Valley Bank, a California corporation ("Tenant") with reference to the following facts:

RECITALS

A. Landlord and Tenant entered into that certain lease dated as of October 19, 2004 (the "Lease"), including all exhibits, wherein Landlord leased to Tenant Three Thousand Three Hundred Twenty-One (3,321) rentable square feet of office space located in Suite 110 (the "Original Premises") of that certain office building located at 100 "B" Street, Santa Rosa, California (the "Building"), for a lease term commencing October 26, 2004 and expiring February 28, 2010 (the "Initial Term").

B. The Lease grants to Tenant two (2) five (5) year options to renew and extend the term of the Lease (the "Extension Options"). Tenant desires to exercise the first of such two Extension Options, thereby extending the term of the Lease for the period commencing on March 1, 2010 and expiring on February 28, 2015.

C. Tenant also desires to expand the Original Premises to include an additional 1,455 rentable square feet of office space that adjoins the Original Premises, thereby increasing the area of the leased premises to Four Thousand Seven Hundred and Seventy-Six (4,776) rentable square feet.

D. Landlord and Tenant desire to enter into this First Amendment to extend the term of the Lease, expand the area of the leased premises, and to further amend the Lease as set forth herein.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1. Exercise of Option to Extend Term of the Lease. Tenant hereby exercises its first of two Extension Options to renew and extend the term of the Lease. The parties hereby agree to extend and renew the Lease as set forth herein.

2. Extension; Extension Term. The Term of the Lease as extended by exercise of the Extension Option set forth in Paragraph 1 above shall commence on March 1, 2010 and shall terminate on February 28, 2015 (the "Extension Term"), unless sooner terminated as provided in the Lease.

3. Expansion of Premises. Landlord and Tenant agree that effective as of November 15, 2008, the Premises shall be expanded by an additional One Thousand Four Hundred and Fifty-Five (1,455) rentable square feet of office space that currently adjoins the Original Premises (the "Expansion Premises"), thereby increasing the area of the Premises leased by Landlord to Tenant under this Lease to Four Thousand Seven Hundred and Seventy-Six (4,776)

rentable square feet. Effective November 15, 2008, the Original Premises, together with the Expanded Premises, shall, for all purposes, be deemed to be replace the term "Premises" as used in the Lease and shall be subject in all respects to the terms, provisions, and conditions set forth therein. Accordingly, the identification of "Premises" on the basic lease information sheet (the general lease information sheets that precede the Table of Contents of the Lease [hereafter, "Basic Lease Information"]) is hereby deleted and replaced as follows:

Premises: Approximately 4,776 rentable square feet of space located in Suite 110 at 100 B Street, Santa Rosa, California, as set forth in Exhibit A-1, attached hereto.

Exhibit A of the Lease shall be deleted and replaced with Exhibit A-1.

4. Monthly Base Rent

(a) Base Rent During Initial Term. Commencing on November 15, 2008 and continuing until commencement of the Extension Term, Tenant shall continue to pay the monthly Base Rent as currently in effect under the Lease, multiplied by 4,776 square feet (the increased square footage of the Expansion Premises), which rent shall be adjusted upward in accordance with Section 4(b) of the Lease.

(b) Monthly Base Rent During Extension Term. Effective as of the commencement of the Extension Term (March 1, 2010), the monthly Base Rent shall be Nine Thousand Two Hundred Sixty-Five Dollars and Forty-Four Cents ($9,265.44) (based on 4,776 rentable square feet and $1.94 per square foot). The monthly Base Rent shall be adjusted upward on the anniversary of the commencement of the Extension Term, and each anniversary thereafter during the Extension Term, as follows:

Year 2	3/01/11 – 2/28/12	$1.99 p/s/f	$ 9,504.24
Year 3	3/01/12 – 2/28/13	$2.05 p/s/f	$ 9,790.80
Year 4	3/01/13 – 2/28/14	$2.12 p/s/f	$10,125.12
Year 5	3/01/14 – 2/28/15	$2.18 p/s/f	$10,411.68

5. Base Year. The Base Year as set forth in the Lease is herby amended so that the Base Year for purposes of calculating Tenant's share of Operating Expenses as set forth in Section 5 of the Lease shall henceforth be 2008.

6. Operating Expenses/Tenant's Percentage Share. Beginning November 15, 2008 and continuing throughout the remainder of the Initial Term and the Extension Term, Tenant shall pay Tenant's percentage share, which is equal to 9.77% based on the increased area of the Premises, of all increases in Operating Expenses over the Base Year, as set forth above, in accordance with Section 5 of the Lease. The "Operating Expenses" section of the Basic Lease Information shall be deleted and replaced as follows:

Operating Expenses: Tenant's Percentage Share: 9.77%
Base Year: 2008

Notwithstanding the definition of "Operating Expenses" set forth in Section 5 of the Lease, Tenant shall not be responsible for paying any share of increase(s) in real property taxes that result from a sale or transfer of the Building prior to the end of the Initial Term.

7. Premises As-Is. The Original Premises shall be delivered to and accepted by Tenant in its "as-is" condition, without change or modification. The Expansion Premises shall also be delivered to and accepted by Tenant in its "as-is" condition, excepting however that Landlord, at Landlord's expense, shall improve the Expansion Premises as follows: Construct a demising wall; construct an opening between the Original Premises and the Expansion Premises at a reasonably acceptable location, as determined by Tenant; paint the Expansion Premises in a color acceptable to Landlord and Tenant and consistent with Building standards; and steam clean and repair, as needed, the carpet throughout the Expansion Premises.

8. Tenant Improvements; Tenant Allowance. Notwithstanding any other provisions of the Lease which may require Landlord to construct, pay for, or provide an allowance for any tenant improvements, or refurbishment work, Landlord shall have no obligation to construct, pay for or provide a tenant allowance for any improvements or refurbishment of the Premises except as set forth in this Section 8 of this First Amendment.

(a) Tenant Improvements. Except for the work to be performed by Landlord to the Expansion Premises described in Section 7 above, and contribution by Landlord of the allowance set forth in Section 8(b) below, Tenant shall accept and take possession of the Expansion Premises in its present condition, and shall be solely responsible at Tenant's sole cost and expense, for making all improvements deemed necessary and/or appropriate to Tenant for its use and occupancy of the Expansion Premises. All improvements to be completed by Tenant shall be completed pursuant to plans and specifications prepared by licensed space planners, architects or engineers in form suitable for obtaining building permits and approved in writing by Landlord prior to commencement of any work. Tenant shall abide by all applicable provisions in the Lease with respect to any alteration or improvements in or to the Premises, and shall keep the Premises free and clear from any and all mechanic's or materialmen's liens.

(b) Tenant Allowance. Notwithstanding the foregoing, Landlord shall contribute a sum up to Ten Dollars ($10.00) per square foot of the Expansion Premises (up to $14,550 total) towards costs incurred by Tenant for improvements to the interior space of the Expansion Premises, as deemed necessary or appropriate by Tenant. Such amount shall be reimbursed to Tenant upon Tenant submitting to Landlord satisfactory written evidence of the expenditure by Tenant of such expenses.

9. Assignment and Subletting of Premises. Section 14 of the Lease, entitled "Assignment or Sublet" is hereby deleted in its entirety and replaced with the following:

14. Assignment and Subletting.

14.1 *Landlord's Consent Required.* Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, pledge, or otherwise transfer (any of the foregoing being a "Transfer") all or any portion of the Premises or its interest in this Lease without Landlord's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord may withhold its consent until

Tenant has complied with the provisions of Sections 14.2 and 14.3. Any attempted Transfer without Landlord's consent shall be void and shall constitute a breach of this Lease. Any attempted Transfer that is a subterfuge by Tenant to avoid its obligations under the Lease shall be void and shall constitute a breach of this Lease. If Tenant is a partnership or limited liability company, any cumulative transfer of more than twenty percent (20%) of the partnership or membership interest shall require Landlord's consent. If Tenant is a corporation, any cumulative transfer of more than twenty percent (20%) of the voting stock of the corporation shall require Landlord's consent. Further, any sale, mortgage, hypothecation, or pledge of more than an aggregate of twenty percent (20%) of the value of Tenant's assets shall require Landlord's consent. No Transfer shall affect or alter the permitted uses described in Section 8 of the lease.

14.2 *Transfer Procedure.*

(a) Notice. Before entering into or permitting any transfer, Tenant shall provide to Landlord a written transfer notice (the "Transfer Notice") at least forty-five (45) days before the proposed effective date of the Transfer. The Transfer Notice shall include all of the following: (i) information regarding the proposed Transferee, including the name, address, and ownership of Transferee; the nature of Transferee's business; and Transferee's current financial statements (certified by an officer, a partner, or an owner of Transferee); (ii) all the terms of the proposed Transfer, including the consideration payable by Transferee, the portion of the Premises that is subject to the Transfer, the proposed use of the space to be transferred, the effective date of the Transfer, a calculation of the "Transfer Premium" (defined in Section 14.3 below), and a copy of all documentation concerning the proposed Transfer; and (iii) any other information or documentation reasonably requested by Landlord.

(b) Administration Fee. If Landlord is asked to consent to a Transfer hereunder, Tenant shall pay Landlord an administrative fee of Two Hundred Fifty Dollars ($250.00) concurrently with Tenant's request for consent, and shall reimburse Landlord and Landlord's managing agent for all attorneys' fees and other costs and expenses incurred in connection with the request (but in no event more than $3,000 with respect to any single Transfer) within five (5) Business Days following receipt of a statement therefore.

14.3 *Transfer Premium.* As a reasonable condition to Landlord's consent to any Transfer, Tenant shall pay to Landlord two-thirds (2/3) of any Transfer Premium. The term "Transfer Premium" as used herein shall mean all base rent, additional rent, and other consideration payable by Transferee to Tenant (including key money and bonus money and any payment in excess of fair market value for services rendered by Tenant to Transferee or assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with the Transfer ("Transferee Rent"), after deducting the rent payable by Tenant under this Lease (excluding the Transfer Premium).

14.4 *No Release of Tenant.* No Transfer shall release or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any

provision of this Section 14 or consent to Transfer. Consent to one Transfer is not consent to any subsequent Transfer. If Tenant's Transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the Transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's Transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant's liability under this Lease.

14.5 *Preferred Transfers.*

(a) Subject to the provisions of Section 14.5(b) below, Landlord shall not withhold its consent to a Transfer to: (i) an entity that wholly owns Tenant (a "Parent"); (ii) an entity arising as a result of a merger, acquisition or consolidation of Tenant or a Parent; (iii) any successor entity of Tenant or a Parent created by merger, acquisition, reorganization, re-capitalization or otherwise; or (iv) an entity wholly owned by a Parent (any of the foregoing being a "Preferred Transferee").

(b) Landlord's obligation to consent to a Transfer to a Preferred Transferee other than a Parent shall be subject to Landlord's review and approval of the financial strength and creditworthiness of the Preferred Transferee (which approval shall not be unreasonably withheld).

(c) All of the provisions of Section 14.4 apply to Transfers to Preferred Transferees made pursuant to this Section 14.5.

14.6 *Landlord's Remedies.* If a Transfer fails to comply with this Section 14, Landlord may, at its sole option, do any or all of the following: (a) void the Transfer and continue the Lease in effect; (b) declare Tenant in material and incurable default under the Lease; or (c) ratify the Transfer.

14.7 *Tenant's Indemnity.* Tenant shall indemnify, defend, and hold harmless Landlord from and against all claims by any third party (including the proposed Transferee) arising out of or relating (directly or indirectly) to a proposed Transfer.

14.8 *Right to Collect Rent.* If this Lease is assigned, Landlord may collect rent directly from Transferee. If all or part of the Premises is subleased and Tenant defaults, Landlord may collect rent directly from Transferee. Landlord may then apply the amount collected from Transferee to Tenant's monetary obligations under this Lease. Collecting rent from a Transferee or applying that rent to Tenant's monetary obligations does not waive any provisions of this Section 14. Collection of rent pursuant to this Section 14 shall not be deemed a recognition by Landlord of the Transfer or Transferee's tenancy.

10. Option to Extend Lease. The "Option to Renew" section of the Basic Lease Information shall be deleted in full and replaced with the following:

Option to Renew: One (1) five (5) year option to renew (See Section 38).

In addition, the following shall be added to the Lease as Section 38.

38. Option to Extend

38.1 *Extension Option*. Subject to the provisions of Section 38.7, Tenant may extend the term of this Lease for one five (5) year term on the same terms and conditions of the Lease, except that: (i) Tenant shall not be entitled to any further option to extend this Lease beyond the five year extension referred to above; (ii) the initial Base Rent at the commencement of the extension term shall be Fair Market Value (as defined below); (iii) such Base Rent shall be escalated during the extension term in accordance with the Fair Market Value escalation mechanism; and (iv) The Base Year for the extension term shall be the first full calendar year following the commencement of the extension term. Landlord shall not be obligated to perform any tenant improvement work with respect to the extension term. Tenant may exercise its option to extend by giving Tenant's interest in renewing the Term ("Initial Renewal Notice") not less than one hundred and eighty (180) days prior to the expiration of the term of this Lease (the "Exercise Notice"). Tenant's failure to give the Initial Renewal Notice in a timely manner shall extinguish Tenant's right to extend the term of this Lease.

38.2 *Definition of Fair Market Value*. The term "Fair Market Value" shall mean the fair market rental value of the Premises as of the first day of the extension term, as determined in accordance with the provisions of this Section 38.2, giving due consideration to all relevant factors, including without limitation: the terms of this Lease; the base rent escalations provided for in this Lease, if any; the permitted uses of the Premises; the quality, size, design and location of the Premises; and the rental value of comparable, improved office space in the Santa Rosa metropolitan area. "Fair Market Value" shall also include annual Base Rent escalations designed to reflect the anticipated increase in the rental value of the Premises during the extension term, but in no event less than three percent (3%) annually. In no event shall Fair Market Value with respect to any extension term be less than the Base Rent last payable under this Lease immediately prior to the commencement of such extension term, and in no event shall any escalation provision included in Fair Market Value be less than the escalations provided for the Lease.

38.3 *Agreement on Fair Market Value*. Landlord and Tenant shall have thirty (30) days after Landlord receives the Exercise Notice in which to agree on Fair Market Value. If Landlord and Tenant agree on Fair Market Value with respect to the extension term in writing during such thirty (30) day period, they shall promptly execute an amendment to this Lease extending the term and stating the initial Base Rent with respect to the extension term.

38.4 *Selection of Brokers*. If Landlord and Tenant do not agree on Fair Market Value with respect to the extension term in writing within the thirty (30) day period described in Section 38.3 above, then within thirty (30) days after the expiration of such thirty (30) day period, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and disinterested licensed real estate broker with at least five (5) years' full-time commercial appraisal experience in the geographical area of the Building to determine Fair Market Value with respect to the extension term. If either Landlord or Tenant does not appoint a broker within thirty (30) days after the other

party has given notice of the name of its broker, the single broker appointed shall be the sole broker, and shall determine Fair Market Value with respect to the extension term within thirty (30) days following appointment. If two brokers are appointed by Landlord and Tenant as stated in this Section, they shall meet promptly and attempt to agree upon Fair Market Value with respect to the extension term. If the two brokers are unable to agree within thirty (30) days after the second broker has been appointed, they shall attempt to select a third broker meeting the qualifications stated in this Section within ten (10) days after the last day the two (2) brokers are given to agree upon Fair Market Value. If they are unable to agree on the third broker within ten (10) days, either Landlord or Tenant, by giving five (5) days' notice to the other party, can apply to the then president of the real estate board of the county in which the Building is located, or to the Presiding Judge of the Superior Court of the county in which the Building is located, for the selection of a third broker who meets the qualifications stated in this Section. Landlord and Tenant each shall bear one-half (1/2) of the cost of appointing the third broker and of paying the third broker's fee and expenses. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

38.5 *Fair Market Value Determined By Brokers.* Within thirty (30) days after the selection of the third broker, a majority of the brokers shall determine Fair Market Value with respect to the extension term. If a majority of the brokers is unable to agree upon Fair Market Value within the stipulated period of time, Landlord's broker shall arrange for the simultaneous exchange of written appraisals from each of the brokers, and the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be Fair Market Value for the Premises with respect to the extension term. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be Fair Market Value for the Premises with respect to the extension term. If both the low appraisal and the high appraisal are disregarded as stated in this Section, the middle appraisal shall be Fair Market Value for the Premises with respect to the extension term.

38.6 *Notice to Landlord and Tenant.* After Fair Market Value for the Premises with respect to the extension term has been determined, the brokers shall promptly notify Landlord and Tenant, and Landlord and Tenant shall promptly execute an amendment to this Lease extending the term and stating the initial Base Rent with respect to the extension term.

38.7 *Conditions for Exercise of Option.* At Landlord's option, Tenant's right to exercise its option to extend the term of this Lease is expressly conditioned upon all of the following:

(i) Tenant shall not be in default under this Lease at the time the Exercise Notice is given;

(ii) Tenant shall not be in default under this Lease at the time the extension term is to begin;

(iii) Tenant shall not have failed to pay any component of Rent within five (5) days following the date due more than three (3) times prior to the date of the Exercise Notice;

(iv) Tenant shall not have been in default with respect to any covenant, condition or provision of this Lease other than the obligation to pay Rent more than three (3) times prior to the date of the Exercise Notice;

(v) Tenant shall not have sublet more than fifty percent (50%) of the rentable area of the Premises at any time prior to the date of the Exercise Notice; and

(vi) Tenant's interest under this Lease shall not have been assigned at any time prior to the date of the Exercise Notice; and

(vii) Tenant's overall financial condition as of the date of the Exercise Notice is (x) satisfactory to Landlord in the reasonable exercise of its discretion; or (y) at least equal to Tenant's overall financial condition as of the date of this Lease, as reasonably determined by Landlord.

11. OFAC Certification; Indemnification. The following shall be added to the Lease as Section 39.

39. OFAC Certification; Indemnification.

39.1 Tenant represents, warrants and certifies that neither Tenant or any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity: (a) that is listed in the Annex to or is otherwise subject to the provisions of United States Presidential Executive Order 13224 issued on September 24, 2001("Executive Order"); (b) whose name appears on the U.S. Department of the Treasury, Office of Foreign Asset Control's ("OFAC") most current list of "Specifically Designated National and Blocked Persons List ("SDN List"); (c) who is subject to other governmental statutes, regulations, orders or directives; (d) who commits, threatens to commit or supports "terrorism," as that term is defined in the Executive Order; or (e) who is otherwise affiliated with any entity or persons listed above (any and all parties or persons described in clauses (a) through (e) above are herein referred to as a "Blocked Person"). Tenant further represents, warrants and certifies that it shall at all times during the Term of this Lease (including any extension thereof) remain in compliance with the Executive Order, the OFAC regulations and any statute, executive order, or other governmental action relating thereto.

39.2 On request by Landlord from time to time, Tenant further covenants and agrees promptly to deliver to Landlord any such certification or other evidence as may be requested by Landlord in its sole and absolute discretion, confirming that, to Tenant's knowledge, no violation of this Section shall have occurred.

39.3 Tenant acknowledges and agrees to Landlord's legal obligation (i) not to do business with Blocked Persons and (ii) to freeze any assets of Blocked Persons which may come into Landlord's possession. Tenant releases Landlord from any liability to Tenant or its affiliates, and any of their respective partners, members, shareholders or other equity owners, and any of their respective employees, officers, directors, representatives and agents for any actions taken by Landlord in good faith efforts to comply with the foregoing obligations.

39.4 If Landlord is advised and/or determines that Tenant or its affiliates, or any of their respective partners, members, shareholders or other equity owners, or any of their respective employees, officers, directors, representatives and agents is a Blocked Person, Landlord reserves the right to terminate this Lease and/or to take all other actions necessary to comply with the requirements of the Executive Order and the OFAC regulations.

39.5 Tenant agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification. This indemnification obligation shall survive the termination of this Lease.

12. Leasing Commission. Upon full execution of this First Amendment, Landlord agrees to pay a brokerage commission to Orion Partners, Ltd. of Three Percent (3%) of the Base Rent each year of the Extension Term. Each of the parties represents and warrants that, except as set forth in this Section 7, there are no claims for brokerage commissions or finder's fees in connection with the execution of this Seventh Amendment and each of the parties agrees to indemnify the other against, and hold it harmless from, all liabilities arising from any such claim.

13. Authority. If Tenant is a corporation, trust, or general or limited partnership, all individuals executing this First Amendment on behalf of that entity hereby represent and warrant that they are duly authorized to execute and deliver this First Amendment and any related agreements on behalf of that entity. Tenant hereby represents and warrants that (i) it has full power, authority and legal right to execute and deliver this First Amendment and any related agreements and to perform its obligations under the Lease and this First Amendment and any related agreements; (ii) all necessary action, if required, has been taken to authorize Tenant to undertake the transactions contemplated by the Lease and this First Amendment and any related agreements, and the execution and delivery by Tenant of this First Amendment and any agreements; and (iii) each provision of the Lease and this First Amendment and any related agreements has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligations of Tenant.

14. Entire Agreement. This First Amendment in conjunction with those provisions of the Lease not subject to deletion or amendment as set forth herein, represents the entire agreement between the parties with respect to the Premises and supersedes all previous negotiations, representations, agreements and communications between the parties whether written or oral regarding the Premises. Landlord and Tenant, respectively, acknowledge that in executing this First Amendment, that party has not relied on any verbal or written understanding, promise, or representation regarding the Premises which does not appear in this document or in the Lease.

15. No Other Changes to the Lease. Except as expressly amended herein, the Lease shall remain in full force and effect, and none of the terms and provisions of the Lease shall be changed. Unless otherwise specifically set forth, all of the defined terms in the Lease shall have the same meaning in this First Amendment as they do in the Lease. In the event of any inconsistency between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

LANDLORD

Sonya Valentina LLC,
a Delaware limited liability company

By: [signature]
H. Skip Berg, Manager

TENANT

North Valley Bank,
a California corporation,

By: [signature]
Name: GARY S. LITZSINGER
its ~~President~~ EVP

By: [signature]
Name:
its ~~Secretary~~
REGIONAL PRESIDENT

EXHIBIT A-1

PREMISES DIAGRAM


AVAILABLE
SUITE 120
3764 RSF

100 B STREET – FIRST FLOOR